Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Harbinger Group Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-43223, 333-45568, and 333-124693) on Form S-8 of Harbinger Group Inc. (the “Company”) of our reports dated March 11, 2011, with respect to the consolidated balance sheet of the Company as of December 31, 2010, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of the Company.
/s/ KPMG LLP
New York, New York
March 11, 2011